Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Reports 17.2% Increase in Third Quarter Normalized FFO
-Increases 2013 Normalized FFO Guidance-

MURFREESBORO, Tenn. – (November 4, 2013) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”), its normalized Funds Available for Distribution ("FAD") and net income attributable to common stockholders for the three and nine months ended September 30, 2013.

Year-To-Date Highlights

•	Increased third quarter Normalized FFO 17.2% over the same quarter in 2012

•	Closed or announced over $258 million of new investments

•	Amended and expanded an unsecured credit facility of $370 million consisting of $250 million revolving credit facility and $120 million of 7-year term loans

Financial Results
Normalized FFO for the three months ended September 30, 2013, was $26,193,000, or $0.94 per diluted common share, compared with $22,357,000, or $0.80 per diluted common share, for the same period in 2012, an increase of 17.2%. Normalized FAD for the three months ended September 30, 2013, was $25,359,000 or $0.91 per diluted common share, compared with $21,736,000 or $0.78 per diluted common share for the same period in 2012, an increase of 16.7%. Normalized FFO and Normalized FAD for the quarter ended September 30, 2013 excludes a $2,061,000 recovery of a previous write-down on a mortgage note receivable.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended September 30, 2013, was $28,254,000, or $1.01 per diluted common share, compared with $19,860,000, or $0.71 per diluted common share, for the same period in 2012. Net income attributable to common stockholders for the three months ended September 30, 2013, was $42,744,000, or $1.53 per diluted common share, compared with $14,351,000, or $0.52 per diluted common share, for the same period in 2012. Net income for the three months ended September 30, 2013 includes a gain $19,370,000 on the sale of real estate.

Normalized FFO for the nine months ended September 30, 2013, was $74,188,000, or $2.66 per diluted common share, compared with $65,118,000, or $2.34 per diluted common share, for the same period in 2012, an increase of 13.9%. Normalized FAD for the nine months ended September 30, 2013, was $73,557,000 or $2.64 per diluted common share, compared with $64,829,000 or $2.33 per diluted common share for the same period in 2012, an increase of 13.5%. Normalized FFO and Normalized FAD for the nine months ended September 30, 2013 excludes net loan impairments of $1,976,000 and the effects of $561,000 in acquisition and debt issuance costs expensed in 2013.

FFO, as defined by NAREIT, for the nine months ended September 30, 2013, was $71,651,000, or $2.57 per diluted common share, compared with $61,206,000, or $2.20 per diluted common share, for the same period in 2012. Net income attributable to common stockholders for the nine months ended September 30, 2013, was $78,408,000, or $2.81 per diluted common share, compared with $49,628,000, or $1.78 per diluted common share, for the same period in 2012. Net income for the nine months ended September 30, 2013 includes a gain $19,370,000 on the sale of real estate.

Exhibit 99

The reconciliations of net income attributable to common stockholders to our FFO, Normalized FFO, FAD and Normalized FAD are included as tables to this press release and in supplemental data furnished on Form 8-K and are filed in our Form 10-Q with the Securities and Exchange Commission.

2013 Guidance -
The Company currently forecasts Normalized FFO for 2013 from $3.53 to $3.55 per diluted common share. The Company's guidance range for the full year 2013 for Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

	Full-Year 2013 Range
	Low	High
Net income per diluted share attributable to common stockholders	$3.50	$3.51
Less: Gain on sale of real estate	(.69)	(.69)
Plus: Real estate depreciation	.65	.66
Plus: Loan impairments, net	.07	.07
Normalized FFO per diluted common share	$3.53	$3.55

The Company's guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company's control and all of which are subject to change. The guidance range assumes selected adjustments to the Company's portfolio, the recently announced transactions and increased general and administrative costs in the fourth quarter. New investments during the remainder of 2013, if any, are expected to be funded with liquid investments and by short-term and long-term debt financing. NHI's guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, November 5, 2013, at 9 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (212) 231-2937 with the confirmation number, 21680900. The live broadcast of NHI's quarterly conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

About National Health Investors
National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. www.nhireit.com

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.

NHI Reports 17.2% Increase in Third Quarter Normalized FFO

November 4, 2013

Reconciliation of Funds From Operations and Normalized Funds From Operations(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income attributable to common stockholders	$42,744	$14,351	$78,408	$49,628
Elimination of certain non-cash items in net income:
Real estate depreciation in continuing operations	5,079	5,408	12,947	11,275
Real estate depreciation related to noncontrolling interest	(199)	—	(334)	—
Real estate depreciation in discontinued operations	—	101	—	303
Net gain on sales of real estate	(19,370)	—	(19,370)	—
Funds from operations	$28,254	$19,860	$71,651	$61,206
Gains on sales of marketable securities	—	—	—	(30)
Loan costs expensed due to credit facility amendment	—	—	353	—
Non-cash write-off of straight-line rent receivable	—	—	—	963
Write-offs and expenses due to early lease termination	—	—	—	297
Acquisition costs under business combination accounting	—	—	208	—
Legal settlement	—	275	—	365
Loan impairments and (recoveries), net	(2,061)	2,300	1,976	2,300
Other items	—	(78)	—	17
Normalized FFO	$26,193	$22,357	$74,188	$65,118

BASIC
Weighted average common shares outstanding	27,876,176	27,830,311	27,872,805	27,799,750
FFO per common share	$1.01	$.71	$2.57	$2.20
Normalized FFO per common share	$.94	$.80	$2.66	$2.34

DILUTED
Weighted average common shares outstanding	27,905,545	27,862,582	27,906,914	27,828,879
FFO per common share	$1.01	$.71	$2.57	$2.20
Normalized FFO per common share	$.94	$.80	$2.66	$2.34

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the real estate investment trust industry to address this issue. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of FFO, caution should be exercised when comparing our FFO to that of other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 17.2% Increase in Third Quarter Normalized FFO

November 4, 2013

Reconciliation of Funds Available for Distribution and Normalized Funds Available for Distribution(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income attributable to common stockholders	$42,744	$14,351	$78,408	$49,628
Elimination of certain non-cash items in net income:
Depreciation in continuing operations	5,732	5,791	14,705	12,350
Depreciation related to noncontrolling interest	(226)	—	(401)	—
Depreciation in discontinued operations	—	101	—	303
Net gain on sales of real estate	(19,370)	—	(19,370)	—
Straight-line lease revenue, net	(1,713)	(1,248)	(4,408)	(2,325)
Non-cash stock based compensation	253	244	2,086	1,924
Funds available for distribution	$27,420	$19,239	$71,020	$61,880
Gains on sales of marketable securities	—	—	—	(30)
Loan costs expensed due to credit facility amendment	—	—	353	—
Write-offs and expenses due to early lease termination	—	—	—	297
Acquisition costs under business combination accounting	—	—	208	—
Legal settlement	—	275	—	365
Loan impairments and (recoveries), net	(2,061)	2,300	1,976	2,300
Other items	—	(78)	—	17
Normalized FAD	$25,359	$21,736	$73,557	$64,829

BASIC
Weighted average common shares outstanding	27,876,176	27,830,311	27,872,805	27,799,750
FAD per common share	$.98	$.69	$2.55	$2.23
Normalized FAD per common share	$.91	$.78	$2.64	$2.33

DILUTED
Weighted average common shares outstanding	27,905,545	27,862,582	27,906,914	27,828,879
FAD per common share	$.98	$.69	$2.54	$2.22
Normalized FAD per common share	$.91	$.78	$2.64	$2.33

(1) Management believes that FAD and normalized FAD are important supplemental measures of a REIT’s net earnings available to common stockholders. Since other REITs may not use our definition of FAD; caution should be exercised when comparing our FAD to that of other REITs. FAD in and of itself does not represent cash generated from operating activities in accordance with GAAP (FAD does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FAD excludes from FAD certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FAD for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 17.2% Increase in Third Quarter Normalized FFO

November 4, 2013

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
Revenues:
Rental income	$28,817	$21,116	$78,879	$61,333
Interest income from mortgage and other notes	1,936	1,879	5,877	5,428
Investment income and other	1,040	1,348	3,156	3,462
	31,793	24,343	87,912	70,223
Expenses:
Depreciation	5,732	5,791	14,705	12,350
Interest	3,290	854	6,011	2,176
Legal	55	205	621	424
Franchise, excise and other taxes	80	271	316	626
General and administrative	1,757	1,639	7,171	6,018
Loan and realty (recoveries) losses, net	(2,061)	2,300	1,976	2,300
	8,853	11,060	30,800	23,894
Income before equity-method investee, discontinued operations
and noncontrolling interest	22,940	13,283	57,112	46,329
Income from equity-method investee	178	—	269	—
Investment and other gains	—	—	—	30
Income from continuing operations	23,118	13,283	57,381	46,359
Discontinued operations
Income from operations - discontinued	562	1,068	2,321	3,269
Gain on sale of real estate	19,370	—	19,370	—
Income from discontinued operations	19,932	1,068	21,691	3,269
Net income	43,050	14,351	79,072	49,628
Net income attributable to noncontrolling interest	(306)	—	(664)	—
Net income attributable to common stockholders	$42,744	$14,351	$78,408	$49,628

Weighted average common shares outstanding:
Basic	27,876,176	27,830,311	27,872,805	27,799,750
Diluted	27,905,545	27,862,582	27,906,914	27,828,879

Earnings per common share:
Basic:
Income from continuing operations attributable to common stockholders	$.82	$.48	$2.03	$1.66
Discontinued operations	.71	.04	.78	.12
Net income attributable to common stockholders	$1.53	$.52	$2.81	$1.78

Diluted:
Income from continuing operations attributable to common stockholders	$.82	$.48	$2.03	$1.66
Discontinued operations	.71	.04	.78	.12
Net income attributable to common stockholders	$1.53	$.52	$2.81	$1.78

Regular dividends declared per common share	$.735	$.67	$2.165	$1.97

NHI Reports 17.2% Increase in Third Quarter Normalized FFO

November 4, 2013

Selected Balance Sheet Data
(in thousands)
	September 30, 2013	December 31, 2012
	(unaudited)
Real estate properties, net	$767,408	$535,390
Mortgage and other notes receivable, net	59,367	84,250
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	7,450	9,172
Marketable securities	13,577	12,884
Straight-line rent receivable	16,778	12,370
Equity-method investment and other assets	14,402	12,172
Assets held for sale, net	—	1,611
Debt	391,362	203,250
National Health Investors Stockholders' equity	479,702	457,182